Exhibit 5.0

BARNETT & LINN
ATTORNEYS AT LAW
23548 Calabasas Road, Suite 106 • Calabasas, CA 91302
www.barnettandlinn.com
WILLIAM B. BARNETT		TELEPHONE: 818-436-6410
Attorney/Principal		FACSIMILE: 818-223-8303
wbarnett@wbarnettlaw.com

November 15, 2017
International Land Alliance, Inc.
350 10th Ave., Suite 1000
San Diego, CA 92101

Re:      Registration Statement on Form S-1 and amendments thereto
            File No. 333-209484

Gentlepersons:

Reference is made to the Registration Statement on Form S-1 and Amendments thereto ("Registration Statement") filed by International Land Alliance, Inc.  (the "Company"), a Wyoming corporation, under the Securities Act of 1933, as amended ("Act"), covering the resale by certain of the Company's shareholders as set forth in the Registration Statement (the "Selling Shareholders") of up to an aggregate of 710,000 shares ("Selling Shareholder's Shares") and the sale by the Company of up to 4,000,000 shares of the Company's common stock, par value $0.001 per share (the "Company's Shares").

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based on the forgoing and in reliance thereon, and subject to the effectiveness of the Registration Statement by the Securities and Exchange Commission we are of the opinion that:

1.     The Selling Shareholder's Shares are legally and validly issued, fully paid and non-assessable shares of the Company's  common stock; and

2.     The Company's Shares being sold pursuant to the Registration Statement by the Company are duly authorized and will be,  when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is limited to the application of the laws of the State of Wyoming, including the statutory provisions and all applicable provisions of the Wyoming Business Corporations Act and the Wyoming Constitution and reported judicial decisions,  and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdictions. Our opinions and statements expressed herein are limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

William B. Barnett